INDEPENDENT AUDITOR'S CONSENT

     We consent to the incorporation by reference in this Registration Statement of Carson, Inc. on Form S-8 of our report dated March 7, 1997 (June 30, 1997 as to Note 15) (which expresses an unqualified opinion and includes and explanatory paragraph relating to the Company's change in its method of accounting for inventories and the related retroactive restatement of the consolidated financial statements), appearing in the Annual Report on Form 10-K/A of Carson, Inc. for the transition period from April 1, 1996 to December 31, 1996.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Atlanta, Georgia
October 7, 1997